CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

MASTER

ADMIN.SERVICES

April 1, 2008

Jefferson National

9920 Corporate Campus Drive, Suite 1000

Louisville, KY 40223

Ladies and Gentlemen:

We the undersigned Alliance Bernstein Investments, Inc. (“ABI”), herewith confirm our agreement with you as follows:

1. Subject to our direction and control, we hereby employ you to provide certain administrative services respecting the operations of Alliance Bernstein Variable Products Series Fund, Inc. (the “Fund”) as described on Schedule A attached hereto.

It is understood that you will from time to time employ, or associate with yourselves, such persons as you believe to be particularly fitted to assist you in the execution of your duties hereunder, the compensation of such persons, and all other expenses in connection with the performance of your duties hereunder, to be paid by you. No obligation may be incurred on our behalf or on behalf of the Fund in any such respect.

During the continuance of this agreement you will furnish us without charge such administrative assistance and such office facilities as you may believe appropriate or as we may reasonably request, subject to the requirements of any regulatory authority to which you may be subject. Subject to our prior consent, you may, at your expense, retain other persons or firms, which may include affiliates, to assist you in carrying out your administrative and clerical obligations hereunder.

2. You will bear all expenses in connection with the performance of your services under this agreement.

3. In consideration of the foregoing, we will pay you a fee on a quarterly basis, in arrears, as described in Schedule B attached hereto and made a part hereof. Upon any termination of this agreement before the end of any quarter during which you acted under this agreement, such fees will be prorated according to the proportion which the period bears to the full quarter and will be payable upon the date of termination of this agreement.

4. This agreement shall become effective as of the date written above and shall remain in effect unless specifically terminated as provided below.

5. This agreement may be terminated at any time, without the payment of any penalty, by mutual agreement of the parties in writing. This agreement will terminate automatically upon the termination of the Participation Agreement, dated as of October 26, 2001, among Jefferson National Life Insurance Company, AllianceBernstein L.P., a Delaware limited partnership, and ABI.

6. This agreement may not be transferred, assigned, sold in any manner, hypothecated or pledged by you and this agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you.

7. You agree that all records which you maintain for us are our property and you will surrender them to us promptly upon our request.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

ALLIANCE BERNSTEIN INVESTMENTS, INC.

By:	/s/ illegible

Accepted:

JEFFERSON NATIONAL LIFE INSURANCE COMPANY

By:	/s/ illegible
Name:
Title:

SCHEDULE A

ADMINISTRATIVE SERVICES FOR

ALLIANCE BERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC.

Jefferson National Life Insurance Company (the “Insurer”) shall provide certain administrative services respecting the operations of Alliance Bernstein Variable Products Series Fund, Inc. (the “Fund”), as set forth below. This Schedule may be amended from time to time as mutually agreed upon by the Insurer and ABIRM.

Maintenance of books and records

•	Maintain an inventory of shares purchased to assist the Fund’s transfer agent in recording issuance of shares.

•	Perform miscellaneous accounting services to assist transfer agent in recording transfers of shares (via net purchase and redemption orders).

•	Reconciliation and balancing of the Insurer’s separate account at the Fund level in the general ledger and reconciliation of cash accounts at general account.

Purchase orders

•	Determination of net amount of cash flow into the Fund.

•	Reconciliation and notification to Fund of net purchase orders (wire) and confirmation thereof.

Redemption orders

•	Determination of net amount required for redemptions by Fund.

•	Reconciliation and notification to Fund of cash required for net redemption orders and confirmation thereof.

Reports

•	Periodic information reporting to the Fund.

Fund-related contract owner services

•	Telephonic support for contract owners with respect to inquiries about the Fund (not including information about performance or related to sales).

•	Assistance with Fund proxy solicitations, specifically with respect to soliciting voting instructions from contract owners.

Other administration support

•	Sub-accounting services.

•	Providing other administrative support to the Fund as mutually agreed between the Insurer and the Fund from time to time.

•	Relieving the Fund of other usual or incidental administration services provided to individual shareholders.

•	Preparation of reports to third party reporting services.

SCHEDULE B

Alliance Bernstein Investments, Inc. will pay Jefferson National Life Insurance Company (“Insurer”) a quarterly Servicing Fee as follows:

I.	For Contracts funded by Class A shares:

at an annual rate of [**] of the average daily net assets of each Portfolio attributable to Contracts funded by Class A shares issued by Jefferson National Life Insurance Company.

II.	For Contracts funded by Class B shares:

at an annual rate of [**] of the average daily net assets of each Portfolio attributable to Contracts funded by Class B shares issued by Insurer. Insurer acknowledges that some part of the payment may be for distribution related services and may represent payments under the Class B distribution plans.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

AMENDMENT TO LETTER AGREEMENT DATED APRIL 1, 2008

BY AND BETWEEN

ALLIANCEBERNSTEIN INVESTMENTS, INC.

AND

JEFFERSON NATIONAL LIFE INSURANCE COMPANY

THIS AMENDMENT (the “Amendment”) is effective January 1, 2018 by and between AllianceBernstein Investments, Inc. (“ABI”) and Jefferson National Life Insurance Company (“Company”).

WITNESSETH:

WHEREAS, ABI and Company executed a letter agreement (the “Agreement”) which provides for the administrative services with respect to the AB Variable Products Series Fund, Inc. (the “Fund) on April 1, 2008; and

WHEREAS, the Company (including its subsidiary Jefferson National Life Insurance Company of New York) was acquired by Nationwide Life Insurance Company on March 1, 2017; and

WHEREAS, the Company has an existing relationship with ABI to provide administrative service to the Fund as of April 1, 2008; and

WHEREAS, for the sake of clarity, ABI and the Company desire to specify that the Agreement continues in effect subsequent to the abovementioned acquisition;

NOW THEREFORE, ABI and the Company agree to the following:

1.	Section 5 of the Agreement is replaced in its entirety with the following

5.

This agreement may be terminated at any time, without the payment of any penalty, by mutual agreement of the parties in writing. This agreement will terminate automatically as to the respective share class of the Fund upon the termination of the corresponding Participation Agreement, each of which is dated May 1, 2006.

2.	Irrespective of Section 6 of the Agreement, the Agreement remains in full force and effect after the acquisition of the Company by Nationwide Life Insurance Company.

3.	Effective January 1, 2018, Schedule A is replaced in its entirety with the Amended Schedule A attached hereto.

4.	Effective January 1, 2018, Schedule B is replaced in its entirety with the Amended Schedule B attached hereto.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

JEFFERSON NATIONAL LIFE INSURANCE COMPANY		ALLIANCEBERNSTEIN INVESTMENTS, INC.

By:	/s/ Craig Hawley	By:	/s/ Stephen J. Laffey
Name:	Craig Hawley	Name:	Stephen J Laffey
Title:	President	Title:	Assistant Vice President

AMENDED SCHEDULE A

ADMINISTRATIVE SERVICES FOR

AB VARIABLE PRODUCTS SERIES FUND, INC.

The Company (or designee) shall provide certain administrative services respecting the operations of the Fund, as set forth below. This Schedule may be amended from time to time as mutually agreed upon by the Company and ABI.

Maintenance of books and records

•	Maintain an inventory of shares purchased to assist the Fund’s transfer agent in recording issuance of shares.

•	Perform miscellaneous accounting services to assist the Fund’s transfer agent in recording transfers of shares (via net purchase and redemption orders).

•	Reconciliation and balancing of the Company’s separate account at the Fund level in the general ledger and reconciliation of cash accounts at general account.

•	Maintaining separate records for each contract owner, which shall reflect the shares purchased and redeemed and share balances of such contract owners.

Purchase orders

•	Determination of net amount of cash flow into the Fund.

•	Reconciliation and notification to Fund of net purchase orders (wire) and confirmation thereof.

Redemption orders

•	Determination of net amount required for redemptions by Fund.

•	Reconciliation and notification to Fund of cash required for net redemption orders and confirmation thereof.

Reports

•	Periodic information reporting to the Fund.

Fund-related contract owner services

•	Telephonic support for contract owners with respect to inquiries about the Fund (not including information about performance or related to sales).

•	Assistance with Fund proxy solicitations, specifically with respect to soliciting voting instructions from contract owners.

•

Distributing to existing contract owners, to the extent required by applicable law, updated fund prospectuses, proxy materials, periodic reports to shareholders and other materials that the Fund is required by law or otherwise to provide to shareholders.

Other administration support

•

Receiving, aggregating and processing orders from contract owners for the purchase and redemption of shares, and transaction processing, including trading, pricing, and disbursement on behalf of contract owners.

•

Providing statements to contract owners reflecting orders for the purchase and redemption of shares, disbursements of dividends and other distributions to contract owners (and the reinvestment of such disbursements in new shares), and contract owner share balances.

•	Sub-accounting services.

•	Providing other administrative support to the Fund as mutually agreed between the Company and the Fund from time to time.

•	Relieving the Fund of other usual or incidental administration services provided to individual shareholders.

•	Preparation of reports to third party reporting services.

•	Providing office space and equipment, telephone facilities and personnel as reasonably necessary to provide the foregoing services.

A-1

AMENDED SCHEDULE B

AllianceBernstein Investments, Inc. will pay the Company a quarterly Servicing Fee as follows:

For contracts funded by Class A shares:

•	at an annual rate of [**] of the average daily net assets of each portfolio of the Fund attributable to contracts funded by Class A shares issued by the Company.

For contracts funded by Class B shares:

•

at an annual rate of [**] of the average daily net assets of each portfolio of the Fund attributable to contracts funded by Class B shares issued by the Company. The Company acknowledges that some part of the payment may be for distribution related services and may represent payments under the Class B distribution plans.

B-1